Exhibit 10.3

NORDSTROM

DEFERRED COMPENSATION PLAN

(2019 Restatement)

Includes All Amendments Approved by the Company
since the 2017 Restatement, including:

Amendment 2018-1

Except as otherwise stated herein, the effective date of this 2017 Restatement is January 1, 2019. Amounts deferred and vested prior to January 1, 2005 (and investment gains and losses attributable to such amounts) are governed by the 2003 Restatement and any amendments to the 2003 Restatement. Amounts initially deferred and vested after December 31, 2004 and before January 1, 2008 are subject to the provisions of the 2007 Restatement, except to the extent modified by transition rules separately documented by the Company. Amounts deferred and vested between January 1, 2008 and December 31, 2013 are similarly subject to the provisions of the 2007 Restatement, except as otherwise provided in the 2014 Restatement. Amounts deferred and vested between January 1, 2014 and October 31, 2017 are subject to the provisions of the 2014 Restatement, except as otherwise provided in the 2017 Restatement. Amounts deferred and vested between November 1, 2017 and December 31, 2018 are subject to the provisions of the 2017 Restatement, except as otherwise provided in the 2019 Restatement.

Lane Powell PC
1420 5th Avenue, Suite 4200
Seattle, WA 98101
Telephone: (206) 223-7000
Facsimile: (206) 223-7101

NORDSTROM
DEFERRED COMPENSATION PLAN
(2019 Restatement)

i

11.12 Applicable Law	26
11.13 Counterparts	26
11.14 Additional Definitions	26

Index of Defined Terms

Term	Defined in Section	Page Number
Account	4.1	9
Annual Election Period	2.3(a)	2
Base Compensation	3.1(b)(1)	3
Bonus Compensation	3.1(b)(2)	3
Board	11.14(a)	25
Change in Control	6.8(c)	17
Claiming Party	9.1	22
Code	11.14(b)	25
Common Stock Unit Sub-Account	4.1(b)	10
Company	1.2	1
Deemed Investment Sub-Account	4.1(a)	9
Deferral Agreement	3.1(a)	3
Deferred Retirement Date	11.14(c)	25
Disabled	3.7(b)(2)	9
Early Retirement Date	11.14(d)	25
Election Period	2.3	2
Eligible Compensation	3.1(b)	3
Eligible Employee	2.1	1
Equity Incentive Plan	11.14(e)	25
ERISA	1.2	1
401(k) Plan	11.14(f)	26
Initial Election Period	2.3(b)	2
Leadership Benefits	2.1(c)	2
Make-up Contribution	3.4(a)	6
Normal Retirement Date	11.14(h)	26
Participant	2.3	2
Payment Commencement Date	6.4	15
Performance Share Unit	3.1(b)(3)	4
Plan Administrator	8.1	20
Plan Year	11.14(k)	26
Restoration Contribution	3.4(c)	7
Restricted Stock Unit	3.1(b)(4)	4
Specified Employee	6.5	15
Supplemental Executive Retirement Plan (SERP)	11.14(d)	25
Termination Date	11.14(l)	26
Unforeseeable Financial Emergency	6.2(a)(i)	14
Years of Service	11.14(m)	27

ARTICLE I
TITLE, PURPOSE AND EFFECTIVE DATE

1.1    Title. This plan shall be known as the Nordstrom Deferred Compensation Plan, and any reference in this instrument to the “Plan” shall include the plan as described herein and as amended from time to time.

1.2    Purpose. The Plan is intended to constitute an unfunded plan maintained primarily for the purpose of providing an opportunity for deferred compensation for a select group of management or highly compensated employees, within the meaning of Section 201(2), 301(a)(3) and 401(a)(4) of the Employee Retirement Income Security Act of 1974 (“ERISA”), of Nordstrom, Inc., a Washington corporation, and its Participating Subsidiaries and Affiliates (“Company”).

1.3    Effective Date. The Plan was originally effective as of January 1, 1994. The Plan was subsequently amended on a number of occasions and most recently was restated effective January 1, 2014. Except as otherwise stated herein, the effective date of this 2017 Restatement is November 1, 2017. Amounts deferred and vested prior to January 1, 2005 (and investment gains and losses attributable to such amounts) are governed by the 2003 Restatement and any amendments to the 2003 Restatement. Amounts initially deferred and vested after December 31, 2004 and before January 1, 2008 are subject to the provisions of the 2007 Restatement, except to the extent modified by transition rules separately documented by the Company. Amounts deferred and vested between January 1, 2008 and December 31, 2013 are similarly subject to the provisions of the 2007 Restatement, except as otherwise provided in the 2014. Amounts deferred and vested between January 1, 2014 and October 31, 2017 are subject to the provisions of the 2014 Restatement, except as otherwise provided in the 2017 Restatement. Amounts deferred and vested between November 1, 2017 and December 31, 2018 are subject to the provisions of the 2017 Restatement, except as otherwise provided in the 2019 Restatement.

ARTICLE II
ELIGIBILITY

2.1    Eligible Employee. An “Eligible Employee” means, for any Plan Year, any employee of the Company whose base salary in the Company’s Human Resources Information System is $180,000 or more. Subject to the provisions of the Plan, all Eligible Employees will be eligible to defer compensation and receive benefits at the time and in the manner provided hereunder.

2.2    Entry Date. An Eligible Employee shall be eligible to participate in the Plan as follows:

(a)    Eligible Employees who are first hired by the Company during a plan year shall be eligible to participate in the Plan on March 1, June 1 or September 1 following the date he or she first becomes an Eligible Employee.

(b)    All other Eligible Employees shall be eligible to participate in the Plan on January 1 of the year following the year in which he or she became an Eligible Employee.

2.3    When Participation Begins. An Eligible Employee becomes a “Participant” in the Plan for the Plan Year when he or she elects to defer a portion of Eligible Compensation (defined in 3.1(b)) during the applicable Election Period pursuant to the terms of the Plan and Article III. The “Election Period” is either the Annual Election Period or, for newly hired and eligible Employees, the Initial Election Period, determined as follows:

(a)    Annual Election Period. “Annual Election Period” means the period designated each year during which Eligible Employees submit their elections to defer compensation. Leadership Benefits has discretion to establish the Annual Election Period and may establish different Annual Election Periods for different types of compensation, provided that annual elections must become irrevocable not later than the time specified under Code Section 409A. A Participant’s deferral election with respect to Base Compensation and Bonus Compensation at an Annual Election Period must become irrevocable not later than December 31 of the year preceding the year in which the Participant performs services generating the Base Compensation and the Bonus Compensation.

(b)    Initial Election Period. The Initial Election Period for any employee who first becomes an Employee and Eligible Employee during the Plan Year is the period of thirty (30) days that begins on his or her Entry Date under 2.2. An Eligible Employee’s election relates only to Compensation paid for services to be performed subsequent to the election and applies only to Base Compensation. Deferral of Bonus Compensation, Performance Share Units and Restricted Stock Units can be elected only during an Annual Election Period and, for Performance Share Units and Restricted Stock Units, can be elected only if the award agreement underlying the Performance Share Units or Restricted Stock Units specifically includes deferral provisions.

2.4    Suspension of Participation. If a Participant receives an unscheduled in-service distribution (with penalty) under the 2003 Restatement of this Plan, the Participant’s eligibility to defer under this Plan shall continue for the remainder of the Plan Year in which the unscheduled in-service distribution is received, but shall be suspended for the next two Plan Years.

2.5    When Participation Ends. An individual remains a Participant as long as he or she has an Account balance that has not yet been entirely distributed. If, prior to a Participant’s Termination Date, a Participant has ceased to be a member of a select group of management or highly compensated employees of the Company within the meaning of Sections 201(2), 301(a)(3) and 401(a)(4) of ERISA, such Participant’s deferral elections shall continue for the remainder of the Plan Year to which the deferral elections relate. However, the Participant shall become ineligible to defer compensation under the Plan effective with the next Plan Year, and the Participant shall not re-establish eligibility to defer compensation until such time as he or she once again becomes a member of a select group of management or highly compensated employees and meets the other eligibility requirements set forth in the Plan. The Participant’s Account will be distributed at the time and in the form specified by the terms of the Plan and the

Participant’s elections. Notwithstanding the forgoing, if an Eligible Employee transfers to a foreign subsidiary of the Company, his or her deferrals under the Plan shall cease upon such transfer and the Participant’s Account will be distributed at the time and in the form specified by the terms of the Plan and the Participant’s elections.

ARTICLE III
DEFERRAL OF COMPENSATION

3.1    Deferral Elections. Upon becoming eligible to be a Participant under Section 2.2, and for any Plan Year thereafter (subject to Sections 2.4 and 2.5), an Eligible Employee who wishes to defer compensation under this Plan must properly execute a Deferral Agreement on or before the last day of the applicable Election Period.

(a)    Deferral Agreement. As used in this Plan, the term “Deferral Agreement” means the form prescribed by Leadership Benefits, by which the Participant:

(1)    indicates and agrees to defer a portion of the Participant’s Eligible Compensation for any Plan Year; and

(2)    specifies the time and form of payment for amounts deferred for the Plan Year.

For this purpose, an Eligible Employee will be considered to have properly executed a Deferral Agreement when he or she has enrolled via an online system, or completed, signed and returned the appropriate form of Deferral Agreement to Leadership Benefits, each in a manner approved by Leadership Benefits.

(b)    Eligible Compensation. For purposes of this Plan, the following items of a Participant’s remuneration shall be considered “Eligible Compensation”:

(1)    Base Compensation. A Participant’s Base Compensation, which means a Participant’s base salary scheduled to be paid in the normal course through the Company’s regular payroll cycles (including amounts characterized by the Company as International Premium Pay). Deferrals to this Plan are calculated and deducted before any deferrals under the 401(k) Plan, the Company’s cafeteria plan under Code Section 125, and the Company’s transportation fringe benefits plan under Code Section 132(f).

(2)    Bonus Compensation. A Participant’s Bonus Compensation, scheduled to be paid to the Participant either in cash or stock. Bonus Compensation means the amount, determined annually based on the Participant’s job performance and other factors, that is paid to the Participant in excess of the Participant’s Base Compensation.

(3)    Performance Share Units. A Participant’s Performance Share Units as defined in and governed by the Equity Incentive Plan.

(4)    Restricted Stock Units. A Participant’s Restricted Stock Units as defined in and governed by the Equity Incentive Plan.

Not all forms of Eligible Compensation may be subject to a deferral opportunity. For example, the existence of deferral opportunities for awards of Performance Share Units and Restricted Stock Units depends on whether deferral provisions are included in the agreements underlying such awards.

3.2    Amount of Deferral. A Participant may, for any Plan Year, irrevocably elect to have the following amounts of Eligible Compensation deferred and credited to the Participant’s Account in accordance with the terms and conditions of the Plan:

(a)    Base Compensation. Effective for deferral elections made after January 1, 2015, all or a portion of the Participant’s Base Compensation expressed as either a percentage or a flat dollar amount, provided that, the deferral cannot exceed eighty percent (80%) of the Eligible Employee’s Base Compensation. For deferral elections made on or before January 1, 2015, the terms of the Plan in effect prior to this Amendment 2015-1 shall apply. The deferral percentage applied to a Participant’s Base Compensation each pay period shall be based on a Participant’s annualized Base Compensation over the number of scheduled pay periods during the Plan Year from which deferrals can be taken; this means that the actual deferral made by a Participant in any given Plan Year will not necessarily equal his or her annual Base Compensation multiplied by his or her deferral rate. For example, assume Participant’s annualized Base Compensation is $200,000 and that the election is effective as of the first day of the Plan Year; the maximum annual deferral for such Participant would be $160,000 (= 80% x $200,000). Assume further that Participant’s deferral election is 40% of Base Compensation and that his or her annualized Base Compensation is scheduled to be paid over 23 pay periods; that Participant’s total annualized deferral is $80,000 and is deferred at a rate of $3,478.26 (= $80,000 / 23) per pay period.

(b)    Bonus Compensation. For Participants electing deferrals during an Annual Election Period under 2.3(a), all or a portion of the Participant’s Bonus Compensation that is attributable to services to be performed beginning in the Plan Year immediately following the Annual Election Period. Employees who become newly Eligible Employees and who elect to enroll during an Initial Election Period under 2.3(b) may not defer Bonus Compensation payable for the Plan Year during which their enrollment occurs.

(c)    Performance Share Units. All or a portion of a Participant’s unvested Performance Share Units awarded by the Company, provided that:

(1)    The Company makes a deferral opportunity available by including deferral provisions within the “Performance Share Unit Agreement” underlying the award of Performance Share Units;

(2)    The Performance Share Units are scheduled to vest based on the Participant’s achievement of individual or organizational performance criteria that are established within the first 90 days of a performance cycle that will last at least 12 months;

(3)    The deferral election is made at a time when at least six (6) months remain in the performance cycle;

(4)    The Participant provides services continuously for the period from the first day of the performance cycle (or if later, the date the performance criteria are established) through the date that the deferral election is made; and

(5)    The deferral election is made before the amount of the Performance Share Units that will vest is readily ascertainable.

(d)    Restricted Stock Units. All or a portion of a Participant’s unvested Restricted Stock Units awarded by the Company, provided that:

(1)    With respect to an award of Restricted Stock Units that is scheduled to vest based on the Participant’s achievement of individual or organizational performance criteria:

(A)    The Company makes a deferral opportunity available by including deferral provisions within the “Restricted Stock Unit Agreement” underlying the award of Restricted Stock Units;

(B)    The applicable individual or organizational performance criteria are established within the first 90 days of a performance cycle that will last at least 12 months;

(C)    The deferral election is made at a time when at least six (6) months remain in the applicable award’s performance cycle;

(D)    The Participant provides services continuously for the period from the first day of the performance cycle (or if later, the date the performance criteria are established) through the date that the deferral election is made; and

(E)    The deferral election is made before the amount of the Restricted Stock Units that will vest under the applicable award is readily ascertainable.

(2)    With respect to an award of Restricted Stock Units that are scheduled to vest based solely on the lapse of time:

(A)    The Company makes a deferral opportunity available by including deferral provisions within the “Restricted Stock Unit Agreement” underlying the award of Restricted Stock Units; and

(B)    The deferral election must be made by the end of the Plan Year immediately preceding the Plan Year in which the award of Restricted Stock Units is initially granted.

3.3    Minimum Deferral. Effective for Plan Years beginning on and after January 1, 2014, there is no minimum deferral limitation under this Plan.

3.4    Company Contribution Allocations. The following Company contributions are permitted under the Plan:

(a)    Make-up Contribution. Each Plan Year, the Company shall allocate to each Participant’s Account an amount corresponding to the Participant’s lost share of Company contributions to its 401(k) Plan, determined as follows:

(1)    an amount, if any, equal to such Participant’s lost share of non-elective contributions under the 401(k) Plan; and

(2)    an amount, if any, equal to such Participant’s lost share of matching contributions under the 401(k) Plan.

For purposes of this allocation, a Participant’s “lost share” of non-elective and matching contributions is the amount of contributions not allocated to Participant’s 401(k) Plan account because of:

(A)    The reduction in the Participant’s compensation (as defined under the Participant’s 401(k) Plan) by reason of deferrals under this Plan, or

(B)    The Participant’s exclusion from receiving a Company non-elective contribution under the Participant’s 401(k) Plan on account of being considered “otherwise excludible” under Code section 410(b)(4).

The time and form of payment of Make-up Contributions shall be determined by the Participant’s elections with respect to time and form applicable for the Plan Year preceding the Plan Year in which the Make-up Contribution is credited to the Participant’s Account. For example, the time and form of payment of Make-up Contributions credited in early 2018 with respect to Participant’s compensation deferred in the 2017 Plan Year shall be determined by the Participant’s elections with respect to time and form applicable for the 2017 Plan Year. If no such election exists, then the time and form of payment of the Participant’s Make-up Contribution for such Plan Year shall be as a single lump sum payment made at Participant’s Separation.

Effective January 1, 2019, all Make-up Contributions shall become immediately one-hundred percent (100%) vested.

For the avoidance of doubt, to receive a Make-up Contribution with respect to a given Plan Year, the Participant must have made a deferral under this Plan for such Plan Year.

(b)    Company Discretionary Contributions. In addition to any Company contributions made in accordance with 3.4(a), the Company may, in its sole discretion, make discretionary contributions to the Accounts of one or more Participants at such times, in such amounts, and vested in such manner, as the Board or the Compensation Committee may determine. Such discretionary contributions shall be credited to the applicable Participant’s Deemed Investment Sub-Account. The Company must designate the time and form of distribution at the time that the discretionary contributions are allocated to the Participant’s Account.

(c)    Restoration Contributions. Beginning with Plan Years commencing January 1, 2014, the Company shall allocate to certain Participants’ Accounts a Restoration Contribution, which shall be based on each Participant’s Excess Compensation (defined below).

A Participant’s “Excess Compensation” for Restoration Contribution allocation purposes means the excess of a Participant’s Unlimited 401(k) Plan Compensation (defined below) over the Participant’s actual 401(k) Plan Compensation for that Plan Year. Moreover, “Excess Compensation” shall exclude performance-based or other incentive compensation received by a Participant that both (i) relates to the economic performance of an entity other than Nordstrom, Inc. and (ii) was adopted as part of, in recognition of, or in concert with, the merger, acquisition or change in control of such entity.

A Participant’s “Unlimited 401(k) Plan Compensation” for Restoration Contribution allocation purposes means Participant’s 401(k) Plan Compensation for a Plan Year determined without regard to the 401(a)(17) Limit (defined below) plus the amount deferred by Participant into this Plan during that Plan Year. The 401(a)(17) Limit for a Plan Year means the compensation limitation under Code section 401(a)(17) (or the limit under Section 1081.01(a)(12) of the Puerto Rico Internal Revenue Code (the “PR Code”), whichever applies) in effect for such Plan Year. For the Plan Year beginning January 1, 2018, the 401(a)(17) Limit is $275,000 and is thereafter indexed for inflation.

Example 1: Assume that for the 2018 Plan Year, Participant A is also a participant in the Nordstrom 401(k) Plan & Profit Sharing (the “Qualified Plan” for purposes of this Section 3.4(c)). During the 2018 Plan Year, Participant A’s 401(k) Plan Compensation was $275,000 and Participant A deferred $10,000 into this Plan. The 401(a)(17) Limitation in effect for the 2018 Plan Year was $275,000. Participant A’s 2018 401(k) Plan Compensation determined without regard to the 401(a)(17) Limit was $305,000. Consequently, Participant A’s Unlimited 401(k)

Plan Compensation for the 2018 Plan Year was $315,000 ($305,000 plus $10,000). Participant A’s Excess Compensation was $40,000 ($315,000 less Participant’s $275,000 401(k) Plan Compensation).

The Restoration Contribution allocable with respect to a Participant’s Excess Compensation shall be the lesser of:

(1)    the maximum matching contribution amount that could be generated by applying the matching contribution formula in effect under the Participant’s 401(k) Plan for such Plan Year to the Participant’s Excess Compensation, if any; and

(2)    the amount actually deferred by Participant into this Plan for such Plan Year, if any.

Example 2: Same facts as in Example 1. Assume further that the matching formula under the Qualified Plan was 100% of Participant’s elective deferrals under the Qualified Plan, up to 4% of Participant’s 401(k) Plan Compensation. From Example 1, Participant A’s Excess Compensation for the 2018 Plan Year was $40,000. Applying the Qualified Plan’s matching contribution to Participant A’s Excess Compensation, the maximum match generated by the Excess Compensation would be $1,600 (i.e., dollar for dollar, up to 4% of Participant’s Excess Compensation). Accordingly, the Restoration Contribution allocable to Participant A under this Plan with respect to the 2018 Plan Year would be $1,600 (the lesser of (i) the maximum matching contribution generated by Participant A’s Excess Compensation and (ii) Participant A’s $10,000 Plan deferral.)

In the event that the Participant is eligible to receive matching contributions under Participant’s 401(k) Plan under more than one formula during a given Plan Year, then the Restoration Contribution above shall be calculated through application of each applicable 401(k) Plan matching formula under (1) and (2) above, with the resulting amounts added together to arrive at the total Restoration Contribution for that Plan Year.

Example 3: Same facts as in Example 2. Assume further that a second matching contribution is declared under the Qualified Plan for the 2018 Plan Year. The formula for this second matching contribution was 50% of Participant’s elective deferrals under the Qualified Plan, up to 4% of Participant’s 401(k) Plan Compensation. Applying the Qualified Plan’s second matching contribution to Participant A’s Excess Compensation, the maximum match generated by the Excess Compensation would be $800 (i.e., fifty percent (50%) of the lesser of (i) the amount deferred into this Plan or (ii) 4% of Participant’s Excess Compensation). Accordingly, the Restoration Contribution allocable to Participant A under this Plan with respect to the 2018 Plan Year would be $800 (the lesser of (i) the maximum matching contribution generated by Participant A’s Excess Compensation and (ii) Participant A’s $10,000 Plan deferral.)

Participant A’s total Restoration Contribution for the 2018 Plan Year would be $2,400 ($1,600 under the first matching contribution formula plus $800 under the second matching contribution formula).

The time and form of payment of Restoration Contributions shall be determined by the Participant’s elections with respect to time and form of payment applicable for the Plan Year preceding the Plan Year in which the Restoration Contribution is credited to the Participant’s Account. For example, the time and form of payment of Restoration Contributions credited in early 2018 with respect to Participant’s Excess Compensation earned in the 2017 Plan Year shall be determined on the Participant’s elections with respect to time and form of payment applicable for the 2017 Plan Year. If no such election exists, then the time and form of payment of the Participant’s Restoration Contribution for such Plan Year shall be as a single lump sum payment made at Participant’s Separation. Effective January 1, 2019, Restoration Contributions will be immediately one-hundred percent (100%) vested.

A Participant is ineligible to receive a Restoration Contribution for any Plan Year in which such Participant either (i) is ineligible to receive a Company matching contribution allocation under the 401(k) Plan due to application of the 401(k) Plan’s employment and/or hours of service requirements to receive such matching contribution allocation or (ii) is a participant in the SERP, unless the Compensation Committee determines otherwise.

For the avoidance of doubt, (x) to receive a Restoration Contribution with respect to a given Plan Year, the Participant must have made a deferral under this Plan for such Plan Year and (y) a Participant can receive a Restoration Contribution under this Plan with respect to a given Plan Year whether or not the Participant made a deferral election under the 401(k) Plan for such Plan Year.

3.5    Deferral of Signing Bonus, Retention Bonus or Separation Payments Prohibited. A Participant may not defer any amounts paid to the Participant that are designated by the Company as a signing bonus, a retention bonus, or separation payments. A “signing bonus” is any amount paid to a newly hired Employee specifically as an incentive to accept a position with the Company. A “retention bonus” is any amount paid to an existing Employee specifically in exchange for an agreement to remain an Employee of the Company for a specified period. A “separation payment” is any amount paid to an Employee as a result of termination of employment with the Company; provided, however, that nothing in this Section 3.5 shall prevent the Company from negotiating a separation agreement, the provisions of which include a Company Discretionary Contribution under Section 3.4(b).

3.6    Requirement for Deferral Agreement. A Participant who has not timely submitted a valid Deferral Agreement may not defer any Eligible Compensation (or receive the corresponding Company Make-up Contribution or Restoration Contribution allocation under 3.4) for the applicable Plan Year under the Plan.

3.7    Applicability of Deferral Agreement.

(a)    General Rule. Except as provided in this Section 3.7, a Deferral Agreement shall be irrevocable and remains in effect for the entire Plan Year to which it applies. A Participant must file a new Deferral Agreement to continue deferrals in any subsequent Plan Year. The terms of any Deferral Agreement may, but need not be, similar to the terms of any prior Deferral Agreement.

(b)    Exceptions to Irrevocability.

(1)    Financial Hardship. A Participant’s Deferral Agreement shall be automatically canceled and deferrals shall cease for the remainder of the Plan Year if the Participant receives a distribution due to an unforeseeable financial emergency, as described in Section 6.2(a)(1).

(2)    Disability. A Deferral Agreement shall be canceled if a Participant becomes Disabled. For purposes of this section, “Disabled” means that a Participant is determined to be eligible for benefits under the Company’s long-term disability plan then in effect or is determined to be disabled by the Social Security Administration.

(c)    Resuming Participation. A Participant may elect to resume deferrals under this Plan at any subsequent Annual Election Period, provided that the Participant satisfies the Plan’s eligibility requirements in effect at that time.

ARTICLE IV
DEFERRAL ACCOUNT AND CREDITING

4.1    Account. A Participant’s “Account” is the account established on the books of the Company as a record of each Participant’s Plan balance. An Account may, at the discretion of the Administrative Committee, include one or more subaccounts to reflect amounts credited to a Participant under the various terms of the Plan. As of the effective date of this Restatement, the Administrative Committee has established the following sub-accounts:

(a)    Deemed Investment Sub-Account. A Deemed Investment Sub-Account, reflecting the Participant’s account balance resulting from the deferral of Eligible Compensation (other than Performance Share Units, Restricted Stock Units or other stock-based compensation), Company Contribution allocations under Section 3.4, and the Participant’s deemed investment of such amounts under Section 4.3. The balance in such sub-account shall be expressed as a dollar amount.

(b)    Common Stock Unit Sub-Account. A Common Stock Unit Sub-Account reflecting the number of Performance Share Units, Restricted Stock Units, or other stock-based compensation in which the Participant is vested and which the Participant has deferred under the Plan. The balance in such sub-account shall be expressed in units, with each unit representing the value of one share of the Company’s Common Stock.

4.2    Time of Crediting Accounts. Amounts deferred by a Participant under the Plan and any Company Contribution allocations made on behalf of that Participant shall be credited to the Participant’s Account as soon as administratively practicable after the date deferred amounts would otherwise have been received (or beneficially received in the case of Company contributions) by the Participant. Subject to 4.4(c)(2) regarding the underwriting of the Plan’s investment vehicles, Earnings shall be credited to a Participant’s Account on the date determined by the Administrative Committee, but no later than the month following the month in which deferrals and Company contributions were credited to the Account in accordance with the preceding sentence. Earnings are based on the performance of the investment options selected by Participants in accordance with Section 4.3.

4.3    Participant Deemed Investments. Subject to Section 4.3(b), each Participant may, from time to time, select from the various indices provided by the Administrative Committee (under Section 4.4(b)) in which his or her Account will be deemed invested; provided, however, that the Administrative Committee is under no obligation to acquire or provide any of the investments designated by the Participant.

(a)    Deemed Investment Sub-Account Valuation. A Participant’s Deemed Investment Sub-Account shall be credited or debited from time to time, as determined by the Administrative Committee, with additional amounts equal to the appreciation (or loss) such accounts would have experienced had they actually been invested in the specified fund indices at the relevant times. This crediting and debiting will take into account the date that a Participant’s Account transactions (such as deferrals, contributions, distributions and transfers among funds) are actually reflected by the Plan’s record-keeping system.

(b)    Common Stock Unit Sub-Account Valuation. The number of units in a Participant’s Common Stock Unit Sub-Account shall be appropriately adjusted periodically to reflect any dividend, split, split-up or any combination or exchange, however accomplished, with respect to the shares of the Company’s Common Stock represented by such units.

4.4    Investments by the Company. In order to provide funds to satisfy its obligations under the Plan, the Company may, but shall not be required to, keep cash or invest and reinvest in mutual funds, stocks, bonds, securities or any other assets as may be reasonably selected by the Administrative Committee in its discretion. Such investments may, but need not, follow the investment indices chosen by the Participants.

(a)    Investment Advice. In the exercise of the foregoing investment powers, the Administrative Committee may engage investment consultants and, if the Administrative Committee so desires, may delegate to such consultants full or limited authority to select the assets in which the funds are to be selected. Investment consultants may be officers or employees of the Company or outside consultants.

(b)    Choice of Investment Indices. The Administrative Committee, or its investment consultants, may specify one or more investment funds to serve as indices for the investment performance of amounts credited under the Accounts. The Administrative Committee has the authority to expand or limit the type or number of fund indices and to prescribe, in conjunction with Leadership Benefits, the frequency with which Participants may change their deemed investment elections.

(c)    Insurance. If the Administrative Committee elects to purchase an insurance policy or policies insuring the life of the Participant to allow the Company to recover the cost of providing the benefits hereunder:

(1)    The Participant shall, as a condition to continued participation in the Plan, sign any papers and undergo any medical examinations or tests that may be necessary or required for such purpose;

(2)    Notwithstanding the Participant’s election or direction or any provision in the Plan to the contrary, the Participant’s Account may be deemed invested in a money market fund or instrument or other liquid asset selected by the Administrative Committee or its delegate, pending the underwriting and delivery of such policy or annuity; and

(3)    The Participant, Participant’s Beneficiary, and any other person claiming through the Participant shall not have or acquire any rights whatsoever in such policy or policies or in the proceeds of the policies.

4.5    Limited Effect of Allocation. The fact that any allocation shall be made and credited to an Account shall not vest in a Participant any right, title or interest in or to any assets of the Company, or in any right to payment, except at the time(s) and upon the conditions elsewhere set forth in the Plan.

4.6    Report of Account. A Participant shall be provided information regarding Participant’s Bookkeeping Account balance within a reasonable time after requesting such information from Leadership Benefits. Leadership Benefits shall furnish each Participant statements on a periodic basis, no less frequently than annually, as soon as administratively practicable after the allocations for the end of the Plan Year have been completed. Leadership Benefits may, in its discretion, provide Participants with account balance statements more frequently than provided in the preceding sentence.

ARTICLE V
RIGHTS OF PARTICIPANT IN PLAN

5.1    Ownership Rights in Account. Subject to the restrictions provided in this Article and in Section 3.2(c), each Participant shall at all times have a vested right to the value of such Participant’s Account.

5.2    Rights in Plan are Unfunded and Unsecured. The Company’s obligation under the Plan shall in every case be an unfunded and unsecured promise to pay. A Participant’s right to Plan distributions shall be no greater than the rights to payment of general, unsecured creditors of the Company. The Company may establish one or more grantor trusts (as defined in Code Section 671 et seq.) to facilitate the payment of benefits hereunder; however, the Company shall not be obligated under any circumstances to fund its financial obligations under the Plan. Any assets which the Company may acquire or set aside to defray its financial liabilities shall be subject to the claims of its general creditors in the event of the Company’s insolvency.

5.3    No Transfer of Interest in Plan Allowed. Except as permitted by applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under the Plan shall be valid or recognized by the Company. The Participant, the Participant’s spouse and a designated Beneficiary shall not have any power to hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable under the Plan. Said benefits shall not be subject to seizure for the payment of any debts, judgments, alimony, maintenance owed by the Participant or a Beneficiary, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. Notwithstanding the foregoing, the Company may, if the Administrative Committee so determines in its sole discretion, follow the terms of any court order issued in connection with any domestic relations proceeding including but not limited to marital dissolution or child support.

5.4    Plan Binding Upon Parties. The Plan shall be binding upon the Company, its assigns, and any successor company that acquires substantially all of its assets and business through merger, acquisition or consolidation; and upon all Participants and any Participant’s Beneficiaries, assigns, heirs, executors and administrators.

5.5    Application of Clawback Policy. This section applies if the Board elects to apply the compensation recovery policy contained in the Nordstrom Corporate Governance Guidelines (the “Clawback Policy”) to a Participant. To the extent that any amount in a Participant’s Account is attributable to contributions based on compensation that is subject to recovery under the Clawback Policy, such amount (adjusted for investment gains and losses) shall be removed from the Participant’s Account and shall be permanently and irrevocably forfeited. The provisions of this section for removal of amounts from a Participant’s Account shall also apply to the Beneficiary of a Participant after the Participant’s death.

ARTICLE VI
DISTRIBUTIONS

6.1    Separation Distributions.

(a)    Separation Events. A Participant may elect in a Deferral Agreement to receive a distribution of his or her Account at Separation. A Participant’s “Separation” shall mean the Participant’s Termination Date.

(b)    Separation Distribution Forms. Distribution of a Participant’s Account balance shall be made according to the distribution options specified in the Participant’s Deferral Agreement(s). Portions of Accounts subject to installment payment shall continue to be valued as provided in Section 4.3 until distributed. The distribution options available to a Participant are:

(1)    single lump sum payment; or

(2)    installment payments for a period of five (5), ten (10) or fifteen (15) years. The amount of lump sum payments under this subsection (b) shall be determined as of the last day of the month in which the Participant’s Termination Date occurs.

(c)    Lump Sum in Lieu of Installments. If the Participant’s Account balance as of his or her Separation is equal to or less than $10,000, Leadership Benefits may order the distribution of the Participant’s entire Account in a single lump sum rather than in installments, provided that the lump sum payment results in the termination and liquidation of the Participant’s entire interest under this Plan and all other plans or arrangements that must be aggregated with this Plan under the rules set forth under Code Section 409A. The Participant may not exercise any discretion to convert an installment election into a lump sum under this provision.

(d)    Amount and Timing of Installment Payments. The first installment shall be paid on the Payment Commencement Date as defined in 6.4. Subsequent installments shall be paid annually in January of each succeeding year. The amount of each installment shall be determined by multiplying the Participant’s account balance as of the end of the month in which the scheduled distribution date occurs (as determined under Section 6.2(b) for In-Service Distributions or upon Separation for all other distributions) by a fraction, the numerator of which is one (1) and the denominator of which is (N minus P), where N is the total number of annual installments and P is the number of annual installments previously paid to the Participant. For example, if the form of payment is five annual installments, the first annual distribution is the account balance divided by 5 (5 minus 0), the second annual distribution is the account balance divided by 4 (5 minus 1), the third annual distribution is the account balance divided by 3 (5 minus 2), the fourth annual distribution is the account balance divided by 2 (5 minus 3), and the fifth annual distribution is the entire remaining account balance (5 minus 4).

6.2    In-Service Distributions. While a Participant is employed by the Company, a subsidiary or affiliate, the Participant may receive in-service Plan distributions as provided in this Section 6.2.

(a)    Unforeseeable Financial Emergency. At the request of a Participant, the Administrative Committee may, in its sole discretion, pay all or part of the value of the Participant’s Account in the event of an unforeseeable financial emergency.

(1)    Financial Emergency. In this context, an “unforeseeable financial emergency” is defined as a severe financial hardship resulting from one of the following:

(A)    illness or accident of the Participant, the Participant’s spouse or dependent (as defined in Code Section 152(a)), or the Participant’s designated Beneficiary;

(B)    loss of the Participant’s property due to casualty; or

(C)    other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(2)    Amount. The amount of an accelerated distribution shall be limited to an amount necessary to relieve such emergency, which may include amounts necessary to pay any federal, state, and local taxes or penalties reasonably anticipated to result from the distribution. Amounts available to the Participant due to the cancellation of the Participant’s deferral election for the remainder of the Plan Year must be taken into account in determining the amount necessary to satisfy the emergency need. If the Participant’s entire Account balance is distributed pursuant to this Section 6.2(a), the amount of the distribution shall be determined as of the end of the month preceding the distribution date.

(3)    Effect of Other Financial Resources. A distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be alleviated by reimbursement or compensation from insurance, liquidation of other assets (provided that the liquidation would not itself cause a severe hardship), or the cancellation of deferrals for the remainder of the Plan Year under the Plan.

(4)    Distribution Hierarchy. If a Participant qualifies for a distribution due to unforeseeable financial emergency, the Participant must first exhaust amounts available from his or her paid-time off bank under the Company’s Sabbatical Program before receiving a distribution from this Plan.

(b)    Scheduled Distributions. During any Election Period, a Participant may, in connection with his or her election to defer compensation, specify a withdrawal date for all or part of his or her compensation deferred pursuant to the election made during the Election Period. A Participant’s scheduled distribution election must specify a distribution date that occurs after the Participant’s deferrals that are subject to the election have been in the Plan for at least two complete Plan Years (for example, deferrals elected during the 2007 Annual Election Period can first be scheduled for distribution in 2011). The Participant must elect the calendar year and the month (either January or June) of the scheduled distribution. The amount payable to a Participant in connection with a scheduled distribution shall in all cases be a specified dollar amount or a specified percentage of the Participant’s Account balance for the Plan Year to which the Deferral Agreement applies. If a distribution event occurs with respect to a Participant before the scheduled distribution date, the Plan provisions applicable to the distribution event will take precedence over the Participant’s scheduled distribution election. The amount of the distribution under this subsection (b) shall be determined as of the last day of the month before the scheduled distribution.

6.3    Pre-Retirement Separation . For Plan Years commencing prior to January 1, 2014, and for the portion of a Participant’s Account that is attributable to elective deferrals and Company contributions credited to the Account for Plan Years ending through December 31, 2013, if a Participant’s Termination Date occurs prior to his or her Early Retirement Date, Normal Retirement Date, or Deferred Retirement Date (a “Pre-Retirement Separation”), the time and form of payment elections in the Participant’s Deferral Agreements shall be disregarded and, in lieu of those elections, the Participant shall receive the value of his or her Account in a single lump sum payment on the Payment Commencement Date set forth in Section 6.4(b) and the amount of the distribution shall be determined as of the last day of the month in which the Participant’s Termination Date occurs. Commencing on and after January 1, 2014, the provisions of this Section 6.3 shall not apply to the portion of a Participant’s Account that is attributable to deferrals and Company contributions made with respect to Plan Years commencing January 1, 2014 and thereafter, including Earnings thereon; instead, this portion of a Participant’s Account shall at all times be distributable as provided in Section 6.1(b) (subject to 6.1(c)).

6.4    Payment Commencement Date. Distributions will begin to be paid on the following dates, subject to the delay for Specified Employees set forth in 6.5.

(a)    Scheduled Distribution. During the calendar month (January or June) and year specified by the Participant in his or her deferral election.

(b)    Separation Distributions. Within 90 days after Leadership Benefits confirms the Separation, provided that the Participant does not have the right to designate the taxable year of payment.

(c)    Unforeseeable Financial Emergency. Within 90 days after Leadership Benefits receives confirmation of the amount of distribution approved by the Administrative Committee, provided that the Participant does not have the right to designate the taxable year of payment.

6.5    Delayed Payment Date. If a distribution is made to a Specified Employee following his or her Separation, the first payment may not be made earlier than six months after the Specified Employee’s Payment Commencement Date. If the form of distributions is installments, any installments that would have been paid in the absence of this six-month delay will be accrued and paid at the end of the six-month period. Any installments that are due after the six-month period expires will be paid as if they were not subject to this provision. A Specified Employee means an individual who meets the requirements to be a “key employee” as defined in Code Section 416(i) (without regard to Section 416(i)(5)). If the individual is a key employee as of September 30 of a given year, the individual is treated as a Specified Employee for the entire next calendar year. This delayed payment date rule does not apply to scheduled in-service distributions, financial emergency distributions, or distributions due to the Participant’s death.

6.6    Changing the Time or Form of Distribution. The time and form of payment elected in a Participant’s Deferral Agreements cannot be changed by the Participant after the last day of an Election Period except as provided in this section. A Participant may change his or her form of Retirement distribution under 6.1(b) or the timing of a scheduled in-service distribution under 6.2(b), provided that:

(a)    For a scheduled in-service or Separation distribution, his or her change is filed with Leadership Benefits no later than the last day of the Plan Year that ends at least 12 months before the Payment Commencement Date;

(b)    His or her change cannot take effect earlier than twelve months after the change is requested; and

(c)    the first payment under the newly elected form of payment cannot be made sooner than five years after the Payment Commencement Date for the form of payment that the Participant has elected to change.

The Payment Commencement Date for a series of installment payments is treated as the date on which the first of such installment payments would be made under the terms of this Plan. Where the Payment Commencement Date is stated as a period of time (e.g., a 90-day period following a distribution event), the Payment Commencement Date for purposes of this section is the first day of such period.

6.7    Cash and Stock Distributions. Distributions of a Participant’s Deemed Investment Sub-Account Account shall be made in cash only. Distributions of a Participant’s Common Stock Unit Sub-Account shall be made in Common Stock of the Company.

6.8    Postponement of Non-Deductible Distributions.

(a)    When Applicable. If the Administrative Committee determines in good faith prior to a Change in Control that there is a reasonable likelihood that any Compensation paid to a Participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Code section 162(m), then to the extent deemed necessary by the Administrative Committee to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Administrative Committee may defer all or any portion of the distribution. After a Change in Control, the Administrative

Committee shall not have discretion to postpone payments under this provision, and all payments will be made on the dates provided in the Plan.

(b)    Administration of Deferred Distributions. Any distributions deferred pursuant to this limitation shall continue to be credited with interest or earnings pursuant to the terms hereof. Where a payment to a Participant is delayed under this provision, all other payments to that same Participant that could be delayed under this provision must also be delayed. The amounts so deferred and interest thereon shall be distributed to the Participant or his or her Beneficiary (in the event of a death benefit required hereunder) at the earliest possible date, as determined by the Administrative Committee in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Company during which the distribution is made will not be limited by Code section 162(m), or if earlier, the effective date of a Change in Control.

(c)    “Change in Control” Defined. For purposes of this Plan, Change in Control means the first of the following (1), (2), or (3) to occur.

(1)    Change in Ownership of Stock. Any person, entity or group of persons purchases or acquires, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Act”), or any comparable successor provisions, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of Company stock that, together with stock already held by such person, entity, or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company.

(2)    Change in Effective Control. Either of the following occurs, representing a change in effective control of the Company:

(A)    Voting Power. Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by the person or group) ownership of Company stock constituting 30% or more of the total voting power of Company stock; or

(B)    Board Composition. A majority of the members of the Company’s Board of Directors is replaced during any period of 12 consecutive months by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election.

(3)    Change in Ownership of Assets. Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) Company assets that have a total gross fair market value equal to or greater than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. Gross value means the value of the assets determined without regard to any liabilities associated with such assets. However, a Change in Control does not occur to the extent that ownership of assets is transferred to:

(A)    a Company shareholder (immediately before the asset transfer) in exchange for or with respect to his or her Company stock;

(B)    an entity, 50% or more of the total value or voting power of which is owned directly or indirectly by the Company;
(C)    a person, or more than one person acting as a group, that owns directly or indirectly 50% or more of the total value or voting power of the Company;

(D)    an entity, at least 50% of the total value or voting power of which is owned directly or indirectly by a person described in (C).

(4)    Interpretation. These provisions shall be interpreted and applied in a manner that is consistent with Department of Treasury regulations under Section 409A of the Code.

6.9    Acceleration of Payment. Generally, neither the Company nor any Participant may accelerate the timing of any payment under the Plan, except as specifically set forth in this Plan document. However, the Administrative Committee retains the discretion to accelerate distribution of any payment to the extent such acceleration is specifically permitted under the final regulations under Code Section 409A. Such accelerations include, but are not limited to, a distribution to permit a Participant to pay taxes on amounts deferred under this Plan, including any taxes that may be imposed under Code Section 409A, and distribution pursuant to a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

6.10    Post-Distribution Allocations. If a Participant’s Account is credited after the Participant has received a full distribution of his or her Account, the remaining balance in the Account shall be paid to the Participant in a lump sum as soon as administratively practical.

ARTICLE VII
DEATH BENEFITS

7.1    Designation of Beneficiary. A Participant shall designate a Beneficiary to receive death benefits under the Plan by completing the beneficiary designation form specified by the Administrative Committee. A Participant shall have the right to change the Beneficiary by submitting a form designating the Participant’s change of Beneficiary in accordance with procedures established by the Administrative Committee. No beneficiary designation or change of beneficiary shall be effective until approved by Leadership Benefits.

7.2    Married Participants. If a Participant is married, his or her legal spouse shall be the designated Beneficiary, unless the spouse consents in writing to designation of a different Beneficiary on a form acceptable to the Administrative Committee.

7.3    Deemed Beneficiary. For Participants who die on or after January 1, 2011, if a valid beneficiary designation has not been made, or if the designated beneficiary has predeceased the Participant, then the Participant will be deemed to have designated the following as his or her surviving beneficiaries and contingent beneficiaries with priority in the order named below:

(a)    first, to the Participant’s surviving spouse, as defined under federal law, or the Participant’s registered life partner, as defined under the Nordstrom Welfare Benefit Plan; or

(b)    if the Participant does not have a surviving spouse or registered life partner, to his or her estate.

Notwithstanding the foregoing, the 2007 Restatement of this Plan, and not this Restatement, shall apply to determine beneficiaries of Participants who died prior to January 1, 2011.

7.4    Surviving Beneficiary. For purposes of determining the appropriate named or deemed beneficiary or contingent beneficiary, an individual is considered to survive the Participant if that individual is alive seven (7) days after the date of the Participant’s death.

7.5    Determination of Account Balance at Death. The value of a Participant’s Account shall be determined as of the later of: (a) the date of the Participant’s death; or (b) the date the Administrative Committee approves the distribution under Section 7.6. The amounts in such Account shall be maintained in the deemed investment Sub-Accounts under Section 4.3 after the Participant’s death and until the time of distribution, unless the Participant’s Beneficiary elects in writing to transfer such amounts from the deemed investment accounts into a separate interest-bearing account designated by the Administrative Committee for this purpose. Upon transfer to the interest-bearing account, the Account shall no longer be deemed invested under Section 4.3(a) and will not be adjusted for deemed investment gains and losses.

7.6    Distribution of Account Balance at Death. Upon a Participant’s death, the portion of a Participant’s Account that is attributable to deferrals and Company contributions made with respect to Plan Years commencing January 1, 2014 and later, including Earnings thereon, shall at all times be distributable as provided in Section 7.6. Distributions of the portion of a Participant’s Account that is attributable to deferrals and Company contributions made with respect to Plan Years ending prior to January 1, 2014 shall be governed by the Plan provisions in effect in the previous version of this Plan document. By way of reference, and as provided in Section 7.6 of the previous version of this Plan document, if the Participant dies prior to “Retirement” (as that term is defined in the previous version of this Plan document) while an employee of the Company and such Participant’s death is not attributable to suicide committed within two years after becoming a Participant, such Beneficiary shall receive an amount equal to twice the Participant’s actual deferrals under Section 3.2 that have been credited to the Participant’s Account as of December 31, 2007 (exclusive of any earnings thereon).

Compensation deferred after December 31, 2007 shall not be taken into account in calculating this pre-retirement death benefit.

7.7    Determination of Beneficiary. If the Administrative Committee has any doubt as to the proper Beneficiary to receive payments hereunder, the Administrative Committee shall have the right to direct the Company to withhold such payments until the matter is finally adjudicated. However, as provided in Section 11.8, any payment made by the Company, in good faith and in accordance with the Plan and the directions of the Administrative Committee shall fully discharge the Company, the Board and the Administrative Committee from all further obligations with respect to that payment.

7.8    Payments to Minor or Incapacitated Beneficiaries. In making distributions from the Plan to or for the benefit of any minor or incapacitated Beneficiary, the Administrative Committee, in its sole and absolute discretion, may direct the Company to make such distribution to a legal or natural guardian of such Beneficiary, or to any adult with whom the minor or incompetent temporarily or permanently resides. The receipt by such guardian or other adult shall be a complete discharge of liability to the Company, the Board, and the Administrative Committee. Neither the Board, the Administrative Committee, nor the Company shall have any responsibility to see to the proper application of any payments so made.

7.9    Effect of Divorce. If a Participant and his or her Designated Beneficiary are or become married and thereafter their marriage is dissolved by entry of a decree of dissolution or other court order having the effect of dissolving the marriage, then any such pre-divorce Beneficiary designation shall be deemed automatically revoked as to such Beneficiary spouse as of the date of such dissolution unless the death benefit rights of such former spouse are subsequently reaffirmed by a qualified domestic relations order or the Participant’s subsequent written designation.

ARTICLE VIII
ADMINISTRATION OF THE PLAN

8.1    Plan Sponsor and Administrator. The Company is the “Plan Sponsor,” and its address is: Nordstrom, Inc., 1700 Seventh Avenue, Seattle, Washington 98101-4407. The Administrative Committee is the “Plan Administrator.”

8.2    Powers and Authority of the Company. The Company, acting through the Compensation Committee of its Board of Directors, has the following absolute powers and authority under the Plan:

(a)    To amend or terminate the Plan, at any time and for any reason;

(b)    To determine the amount, timing, vesting, and other conditions applicable to Plan contributions and benefits;

(c)    To set aside funds to assist the Company to meet its obligations under this Plan, provided that the funds are set aside in a manner that does not result in immediate taxation to Participants;

(d)    To establish investment policy guidelines applicable to funds (if any) set aside under (c);

(e)    To establish one or more grantor trusts (as defined in Code Section 671 et seq.) to facilitate the payment of benefits under the Plan;

(f)    To take any such other actions as it deems advisable to carry out the purposes of the Plan; and

(g)    To delegate its authority to any officer, employee, committee or agent of the Company, as it deems advisable for the effective administration of the Plan.

8.3    Administrative Committee.

(a)    Role of Administrative Committee. The Company has appointed the Administrative Committee to act as Plan Administrator. All actions taken by the Administrative Committee, or by its delegate, as Plan Administrator will be conclusive and binding on all persons having any interest under the Plan, subject only to the provisions of Article IX. All findings, decisions and determinations of any kind made by the Administrative Committee or its delegate shall not be disturbed unless the Administrative Committee has acted in an arbitrary and capricious manner.

(b)    Powers and Authority. The Administrative Committee has the following powers and authority under the Plan:

(1)    In the exercise of its sole, absolute, and exclusive discretion, to construe and interpret the terms and provisions of the Plan, to remedy and resolve ambiguities, to grant or deny any and all non-routine claims for benefits and to determine all issues relating to eligibility for benefits;

(2)    To authorize withdrawals due to unforeseeable financial emergency;

(3)    To amend the Plan for legal, technical, administrative, or compliance purposes, as recommended by legal counsel;

(4)    To retain and pay service providers whose services the Administrative Committee deems necessary to effective administration of the Plan;

(5)    To implement, in the manner it deems appropriate, the investment policy guidelines established by the Compensation Committee; and

(6)    To delegate its authority to any officer, employee, committee or agent of the Company, as it deems advisable for the effective administration of the Plan, any such delegation to carry with it the full discretion and authority vested in the Administrative Committee.

(7)    To adopt such administrative policies, procedures and protocols as it deems advisable for the effective administration of the Plan.

(c)    Exercise of Authority. All resolutions or other actions taken by the Administrative Committee shall be either: by vote of a majority of those present at a meeting at which a majority of the members are present; or in writing by a majority of all the members at the time in office if they act without a meeting.

8.4    Powers and Authority of Leadership Benefits. Leadership Benefits, or any other person(s), committee(s), department or group appointed by the Company’s Chief Human Resources Officer, has the following powers and authority under the Plan:

(a)    To carry out day-to-day administration of the Plan, including notifying Eligible Employees of the provisions of the Plan, approving and processing Deferral Agreements, providing Participants with statements of Account, approving and processing changes in the time and/or form of distributions, and forwarding non-routine distribution requests to the Administrative Committee;

(b)    To prepare forms necessary for the administration of the Plan, including Deferral Agreements, beneficiary designation forms, investment designation forms, and any other form or document deemed necessary to the effective administration of the Plan;

(c)    To approve and adopt communications to be furnished to Eligible Employees explaining the material provisions, terms, and conditions of the Plan;

(d)    To process routine distributions and to process non-routine distributions that have been approved by the Administrative Committee;

(e)    To negotiate and document agreements with Plan service providers, subject to final approval by the Administrative Committee;

(f)    To implement any policies or procedures approved by the Company or the Administrative Committee;

(g)    To recommend amendments to the Plan for adoption by the Company or the Administrative Committee;

(h)    To work with Plan service providers to ensure the effective administration of the Plan; and

(i)    To perform any and all tasks, duties, and responsibilities delegated by the Company or the Administrative Committee.

8.5    Reliance on Opinions. Each person or entity authorized to act under this Plan shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel, including legal counsel for the Company.

8.6    Information. The Company shall supply full and timely information on all matters relating to the compensation of Participants, the date and circumstances of the termination of employment or death of a Participant and such other pertinent information as may be necessary for the effective administration of the Plan.

8.7    Indemnification. The Company shall indemnify and hold harmless each Administrative Committee or Board member, and each Company employee performing services or acting in any capacity with respect to the Plan, from and against any and all expenses and liabilities arising in connection with services performed in regard to this Plan. Expenses against which such individual shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such individual may be entitled as a matter of law or other agreement. However, the right to indemnification does not apply where an expense or liability is incurred due to an individual’s fraudulent or intentionally dishonest acts.

ARTICLE IX
CLAIMS PROCEDURE

9.1    Submission of Claim. Benefits shall be paid in accordance with the provisions of this Plan. The Participant, or any person claiming through the Participant (“Claiming Party”), shall make a written request for benefits under this Plan, mailed or delivered to Leadership Benefits. If the claim cannot be processed as a routine payment of benefits, Leadership Benefits will forward the claim to the Administrative Committee for review.

9.2    Denial of Claim. If a claim for payment of benefits is denied in full or in part, the Administrative Committee or its delegate shall provide a written notice to the Claiming Party within ninety days after receipt of the claim setting forth: (a) the specific reasons for denial; (b) any additional material or information necessary to perfect the claim; (c) an explanation of why such material or information is necessary; and (d) an explanation of the steps to be taken for a review of the denial. A claim shall be deemed denied if the Administrative Committee or its delegate does not take any action within the aforesaid ninety day period.

9.3    Review of Denied Claim. If the Claiming Party desires Administrative Committee review of a denied claim, the Claiming Party shall notify the Administrative Committee or its delegate in writing within sixty days after receipt of the written notice of denial. As part of such written request, the Claiming Party may request a review of the Plan document or other pertinent documents, may submit any written issues and comments, and may request an extension of time for such written submission of issues and comments.

9.4    Decision upon Review of Denied Claim. The decision on the review of the denied claim shall be rendered by the Administrative Committee within sixty days after receipt of the request for review. The Administrative Committee may extend this period for up to sixty additional days with advance notice to the Claiming Party, an explanation of why the extension is necessary, and an estimated date of decision. The decision shall be in writing and shall state the specific reasons for the decision, including reference to specific provisions of the Plan on which the decision is based.

ARTICLE X
AMENDMENT AND TERMINATION

The Plan may be amended or terminated at any time for any reason. Such amendment or termination may modify or eliminate any benefit hereunder, provided that no such amendment or termination shall in any way reduce the vested portion of the affected Participants’ or Beneficiaries’ Accounts. To be effective, an amendment must be in writing and must be signed by a person who has amendment authority under the terms of the Plan. Oral amendments or modifications to the Plan, and any written amendments that are not signed by an authorized person, are not valid or binding on the Company or any other person. Upon termination of the Plan, the Board of Directors may elect to accelerate distribution of Participant Accounts, but only if the accelerated distribution would not result in additional tax to the Participant under Code Section 409A.

ARTICLE XI
MISCELLANEOUS

11.1    No Employment Contract. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Company and an employee. Nothing in this Plan shall be deemed to give an Eligible Employee the right to be retained in the service of the Company, its subsidiaries or affiliates or to interfere with any right of the Company, its subsidiaries or affiliates to discipline or discharge the Eligible Employee at any time.

11.2    Employee Cooperation. As a condition to participation in the Plan, an Eligible Employee must cooperate with the Company by furnishing any and all information reasonably requested by any of the Company, its subsidiaries or affiliates, and take such other actions as may be requested to facilitate Plan administration and the payment of benefits hereunder.

11.3    Illegality and Invalidity. If any provision of this Plan is found illegal or invalid, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had not been included herein.

11.4    Required Notice. Any notice which shall be or may be given under the Plan or a Deferral Agreement shall be in writing and shall be mailed by United States mail, postage prepaid, or in such other manner as the Company determines is appropriate. If notice is to be given to the Company, such notice shall be addressed to the Company c/o Leadership Benefits Department, at 1700 Seventh Avenue, Suite 1000, Seattle Washington 98101-4407. The appeal from a denied claim must be in writing and sent physically by mail or courier to Leadership Benefits. If notice is to be given to a Participant, such notice shall be addressed to the last known address, either geographic or electronic, in the Company’s Human Resources records. Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and handdelivered, or sent by mail (either physical or electronic), to the last known address of the Participant. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

11.5    Interest of Participant’s Spouse. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

11.6    Tax Liabilities from Plan. If all or any portion of a Participant’s benefit under this Plan generates a tax liability to the Participant, including a liability under Code Section 409A, prior to the time that the Participant is entitled to a distribution from the Plan, the Administrative Committee may, in its discretion, instruct the Company to distribute immediately available funds to the Participant in an amount necessary to satisfy such tax liability.

11.7    Benefits Nonexclusive. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Company. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

11.8    Discharge of Company Obligation. The payment of benefits under the Plan to a Participant or Beneficiary shall fully and completely discharge the Company, the Board, and the Administrative Committee from all further obligations under this Plan with respect to a Participant, and that Participant’s Deferral Agreement shall terminate upon such full payment of benefits.

11.9    Costs of Enforcement. If any action at law or in equity is necessary by the Administrative Committee or the Company to enforce the terms of the Plan, the Administrative Committee or the Company shall be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.

11.10    Gender and Case. Unless the context clearly indicates otherwise, masculine pronouns shall include the feminine and singular words shall include the plural and vice versa.

11.11    Titles and Headings. Titles and headings of the Articles and Sections of the Plan are included for ease of reference only and are not to be used for the purpose of construing any portion or provision of the Plan document.

11.12    Applicable Law. To the extent not preempted by federal law, the Plan shall be governed by the laws of the State of Washington.

11.13    Counterparts. This instrument and any Deferral Agreement may be executed in one or more counterparts, each of which is legally binding and enforceable.

11.14    Additional Definitions:

(a)    “Board” means the Board of Directors of Nordstrom, Inc.

(b)    “Code” means the Internal Revenue Code of 1986, as amended.

(c)    “Deferred Retirement Date” means a Termination Date that occurs after a Participant’s Normal Retirement Date.

(d)    “Early Retirement Date” means the Participant’s Termination Date on or after the date the Participant has both attained age 53 and has completed at least ten (l 0) Years of Service with the Company. Notwithstanding the foregoing, the 2007 Restatement of this Plan, and not this Restatement, shall apply to determine Early Retirement for those Participants designated as a 1999 Plan Executive under the Company’s Supplemental Executive Retirement Plan (“SERP”) and for those Participants who, as of August 19, 2003, had attained at least age fifty and had attained at least 10 Years of Service.

(e)    “Equity Incentive Plan” means the separately stated Nordstrom, Inc. 2010 Equity Incentive Plan, as amended through February 27, 2013 and as it may be thereafter amended from time to time, or any successor to the Equity Incentive Plan that provides for performance-based equity compensation.

(f)    “401(k) Plan” means, with respect to a Participant, any Company-sponsored, tax-qualified individual account retirement plan in which the Participant is eligible and which is subject to the requirements of ERISA, whether or not that plan provides for elective deferrals under Code section 401(k). As of January 1, 2019, the definition of 401(k) Plan includes the following Company-sponsored plans: Nordstrom 401(k) Plan, and Nordstrom Puerto Rico Retirement & Savings Plan..

(g)    “401(k) Plan Compensation” means “Compensation” as defined under the 401(k) Plan.

(h)    “Normal Retirement Date” means a Participant’s 58th birthday; provided, however, that the Normal Retirement Date for a Participant who was designated in 2003 as a Transition Plan Executive under the SERP shall be age 55.

(i)    “Participating Subsidiaries and Affiliates” means those subsidiaries and affiliates of the Company that, subject to approval by the Administrative Committee, have specifically acted to adopt this Plan through execution of a Participation Agreement. A list of Participating Subsidiaries and Employers as of January 1, 2017 appears as Exhibit A to this Amendment.

(j)    “Participation Agreement” means the written agreement evidencing the terms and conditions under which a particular Participating Subsidiary or Affiliate participates in this Plan.

(k)    “Plan Year” means the calendar year.

(l)    “Termination Date” means the termination of a Participant’s employment with the Company, and each of its subsidiaries and affiliates, whether or not the subsidiary or affiliate participates in this Plan. A termination of employment is deemed to have occurred for purposes of this Plan on the date when the Participant and the Company reasonably anticipate that the level of bona fide services to be provided by the Participant will be permanently reduced to 49 percent or less of the average level of bona fide services provided in the immediately preceding period of 36 consecutive months. If the Participant is on a paid leave of absence, the Participant is treated as providing services at a level equal to the level of services that the Participant would have been required to perform to earn the amount of compensation paid during the paid leave of absence. If the Participant is on an unpaid leave of absence, the employment relationship is presumed to terminate on the earlier of (A) the date the Participant loses his or her statutory or contractual right to re-employment (but not sooner than six months after the unpaid leave of absence began) or (B) the date that there is no longer a reasonable expectation that the Participant will return to perform services for the Company.

(m)    “Years of Service” means consecutive full years (i.e., 12 months), based on service from the Participant’s most recent date of hire.

IN WITNESS WHEREOF, this instrument setting forth the terms and conditions of this amendment and restatement to the NORDSTROM DEFERRED COMPENSATION PLAN is executed this _________ day of ________, 2018, effective for compensation deferred and vested on and after January 1, 2019, except as otherwise provided herein.

NORDSTROM, INC. By: Title: Chief Human Resources Officer

EXHIBIT A
(PARTICIPATING SUBSIDIARIES)

Subsidiary	Effective Date
Nordstrom Puerto Rico LLC	January 1, 2015